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                                                                    Exhibit 99.1

                                                               February 21, 2003

                                                                      Lisa Capps
                                                              Investor Relations
                                                                        Westcorp
                                                           Phone: (949) 727-1002
                                       Email: Investor_Relations@Westcorpinc.com

WESTCORP ANNOUNCES APPOINTMENT OF NEW DIRECTORS

Irvine, CA: Westcorp (NYSE:WES), the financial services holding company whose principal subsidiaries are WFS Financial Inc (Nasdaq:WFSI) and Western Financial Bank, announced that Harry Rady and Duane Nelles have joined its Board of Directors, as well as the Board of Directors of Western Financial Bank, as of February 19, 2003.

For the past 8 years, Mr. Rady has served in various positions at American Assets, Inc., a privately held financial and real estate conglomerate, and is currently its Chief Investment Officer. He is also the Chief Investment Officer and a director of the ICW Group, a privately held property casualty insurance company.

Mr. Nelles has served on the Board of Directors of WFS Financial Inc since 1995. Since 1988, he has also served on the Board of Directors of QUALCOMM, Inc., a world leader in digital wireless communications.

Westcorp is a publicly owned company whose common stock is traded on the New York Stock Exchange under the symbol WES. Information about Westcorp can be found at its Web site at http://www.westcorpinc.com.

Westcorp, through its subsidiary, WFS, is one of the nation's largest independent automobile finance companies. WFS specializes in originating, securitizing, and servicing new and pre-owned prime and non-prime credit quality automobile contracts through its nationwide relationships with automobile dealers. Information about WFS can be found at its Web site at http://www.wfsfinancial.com.

Westcorp, through its subsidiary, Western Financial Bank, operates 18 retail bank branches throughout California and provides commercial banking services in Southern California. Information on the products and services offered by the Bank can be found at its Web site at http://www.wfb.com.